STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	12
Beginning Date of Accrual Period	20-May-03
End Date of Accrual Period	19-Jun-03
Payment Date	20-Jun-03
Previous Payment Date	20-May-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	46,628,963.34
Principal Collections	39,069,751.57
Interest Collections (net of Servicing Fee)	7,306,261.61
Servicing Fee	384,698.16
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	46,628,963.34
Interest Paid to Notes	1,155,893.19
Principal Paid to Notes	45,088,371.99
Servicing Fee	384,698.16
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	923,275,589.53
Principal Collections (including repurchases)	39,069,751.57
Charge off Amount	(218,974.37)
Ending Pool Amount	883,986,863.59

Collateral Performance
Cash Yield (% of beginning balance)	9.97%
Charge off Amount (% of beginning balance)	0.26%
Net Yield	9.71%
Cumulative Realized Losses	0.12%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	22,054,775.34
30-59 days number of Home Equity Loans	238
60-89 days principal balance of Home Equity Loans	4,534,422.80
60-89 days number of Home Equity Loans	59
90+ days principal balance of Home Equity Loans	17,683,983.05
90+ days number of Home Equity Loans	202

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	9,675
Number of Home Equity Loans outstanding (Ending of Collection Period)	9,310
Number of Home Equity Loans that went into REO	9
Principal Balance of Home Equity Loans that went into REO	903,661.73

Overcollateralization
Begin Overcollateralization Amount	93,720,749.34
Overcollateralization Release Amount	0.00
Distributable Excess Cash	6,018,620.42
Charge offs	(218,974.37)
End Overcollateralization Amount	99,520,395.39

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateraliztion Amount	93,501,774.97
Interim Overcollateralization Deficiency	36,852,192.67

Excess Cashflow	6,018,620.42

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	60.79%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	35.834378
2. Principal Distribution per $1,000	34.938684
3. Interest Distribution per $1,000	0.895694

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.31813%
2. Formula Rate (1-mo. Libor plus 30bps)	1.61813%
3. Available Funds Cap	9.83468%
4. Note Rate	1.61813%
5. Days in Accrual Period	31

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,155,893.19
7. Current Interest and Interest Carrforward Amount paid	1,155,893.19
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	829,554,840.19
2. Principal Payment Amount paid	39,069,751.57
3. Distributable Excess Cashflow paid	6,018,620.42
4. Note Principal Amount, after payments	784,466,468.20

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.6078779
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8874187